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                                                                    EXHIBIT 23.2

                        CONSENT OF DELOITTE & TOUCHE LLP



         We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement of Suiza Foods Corporation on Form S-3 of our report dated February 11, 1999, appearing in the Annual Report on Form 10-K of Suiza Foods Corporation for the year ended December 31, 1998 and our report dated February 6, 1998 (February 20, 1998 as to Note 11) with respect to the financial statements of Land-O-Sun Dairies, L.L.C. appearing in the Current Report on Form 8-K filed March 9, 1998, as amended on April 7, 1998, of Suiza Foods Corporation. We also consent to the reference to us under the heading "Experts" in the prospectus, which is part of this Registration Statement.


                                                      /s/ DELOITTE & TOUCHE LLP

Dallas, Texas

June 9, 1999